PetIQ, Inc. Reports Record Second Quarter 2021 Financial Results

EAGLE, Idaho – August 4, 2021 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the second quarter and six months ended June 30, 2021.

Cord Christensen, PetIQ’s Chairman & CEO commented, “We are pleased with our ability to report record second quarter results that demonstrate the benefit from our evolving sales mix towards higher margin products. It was our highest net sales quarter, the best gross profit dollar and gross margin quarter as well as our highest adjusted EBITDA quarter in the history of the company. We accomplished this even as we continue to operate in a unique environment where we are still experiencing impacts from COVID-19.”

Christensen continued, “We lapped the strong Products segment benefit from the second quarter last year when pet parents purchased more of their pet prescription drug products via our e-commerce partners due to stay at home orders and in the Services segment, we cycled the closure of all of our veterinarian wellness centers and mobile clinics. Looking at the first half of the year to account for some of the items impacting comparability, our net sales increased 15.8%. For the second half of 2021, we expect continued strong performance in the Products segment and continued sequential improvement in the Services segment. Going forward our team will continue to execute on our strategic growth objectives, and we believe PetIQ’s mission of delivering smarter options for pet parents to help enrich their pets’ lives through convenient and affordable access to veterinarian products and services has never been stronger and more needed.”

Second Quarter 2021 Highlights Compared to Prior Year Period

●	Record net sales of $271.0 million compared to $267.0 million, an increase of 1.5%, or an increase of 22.8% compared to the second quarter of 2019
●	Product segment net sales of $242.9 million compared to $264.3 million, a decrease of 8.1%, or an increase of 24.8% compared to the second quarter of 2019
●	Product adjusted EBITDA increased 15.1% to $48.2 million, representing an adjusted EBITDA margin of 19.8%, an increase of 400 basis points
●	Services Segment net revenues of $28.2 million compared to $2.7 million, an increase of $25.5 million, or an increase of $2.2 million compared to the second quarter of 2019
●	Gross margin increased 620 basis points to 22.0%; adjusted gross margin increased 570 basis points to 24.0%
●	Net income improved $5.5 million to $4.0 million compared to net loss of $1.4 million
●	Adjusted net income of $18.9 million compared to adjusted net income of $17.7 million, an increase of 6.7%
●	Adjusted EBITDA of $34.4 million compared to $28.3 million, an increase of 21.4%
●	Adjusted EBITDA margin increased 210 basis points to 12.7%
●	47 new wellness center openings in the second quarter of 2021

Six Month 2021 Highlights Compared to Prior Year Period

●	Record net sales of $525.4 million compared to $453.8 million, an increase of 15.8%, or an increase of 42.3% compared to the first six months of 2019

●	Product segment net sales of $472.9 million compared to $430.6 million, an increase of 9.8%, or an increase of 47.5% compared to the first six months of 2019
●	Product adjusted EBITDA increased 31.5% to $87.0 million, representing an adjusted EBITDA margin of 18.4%, an increase of 300 basis points
●	Services Segment net revenues of $52.5 million compared to $23.2 million, an increase of $29.3 million, or an increase of $4.1 million compared to the first six months of 2019
●	Gross margin increased 400 basis points to 20.4%; adjusted gross margin increased 370 basis points to 22.4%
●	Net income improved $10.5 million to $6.4 million compared to net loss of $4.1 million
●	Adjusted net income of $29.4 million compared to adjusted net income of $22.4 million, an increase of 31.2%
●	Adjusted EBITDA of $61.2 million compared to $42.8 million, an increase of 43.0%
●	Adjusted EBITDA margin increased 240 basis points to 11.9%
●	60 new wellness center openings in the first six months of 2021

Second Quarter 2021 Financial Results

Record net sales of $271.0 million for the second quarter of 2021, increased 1.5%, compared to $267.0 million for the same period in the prior year, or an increase of 22.8% compared to the second quarter of 2019. Second quarter net sales were driven by Services segment growth with the reopening of its wellness centers and mobile clinics as compared to the prior year period. This was partially offset by a reduction of approximately $15.0 million from a shift in the timing of seasonal flea and tick product sales to the first quarter of 2021 from the second quarter of 2021, lower prescription drug sales as the Company lapped strong growth in the second quarter of 2020 associated with strong e-commerce sales due to the closure of veterinarian clinics during COVID-19, and running fewer than expected community clinics in the Services segment as a result of labor shortages. Product segment sales were $242.9 million and Services segment revenues were $28.2 million in the second quarter of 2021. Management estimates the Services Segment would have contributed to second quarter approximately $12.6 million of additional service revenue, due COVID-19 related impacts to the Company’s community clinics and delay in wellness center buildout.

Second quarter 2021 gross profit was $59.6 million, an increase of 41.4% compared to $42.2 million in the prior year period. Gross margin increased 620 basis points to 22.0% from 15.8% in the prior year period. Adjusted gross profit was $63.6 million compared to $48.7 million in the prior year period, which reflects the growth in sales of manufactured items such as Capstar®. Adjusted gross margin increased 570 basis points to 24.0% for the second quarter 2021 compared to 17.7% in the prior year period. Management estimates that the Services segment would have contributed an additional 957 basis points to Services segment gross margin or $5.5 million in the second quarter of 2021 if all existing Services locations did not have COVID-19 related impacts in the second quarter.

Net income was $4.0 million for the second quarter of 2021, an improvement of $5.5 million compared to a net loss of $1.4 million in the prior year period. The increase in net income was primarily driven by a favorable shift in sales mix to the Company’s manufactured products. Adjusted net income was $18.9 million, an increase of $1.2 million, compared to $17.7 million in the prior year period.

Second quarter adjusted EBITDA of $34.4 million, an increase of 21.4%, compared to $28.3 million in the prior year period. Adjusted EBITDA increased driven by the gross profit contributed from the Products segment as previously mentioned, partially offset by a shift in timing of seasonal flea and tick sales of $1.5 million and R&D expense of $2.5 million as well as lower than expected prescription drug sales and the Service segment’s labor shortage. The noted shifts in timing benefited the first quarter of 2021 and reduced the second quarter 2021 adjusted EBITDA by approximately $4.0 million. Adjusted EBITDA margin increased 210 basis points to 12.7 % compared to 10.6% in the prior year period. Management estimates that the Services segment would have contributed an additional $5.1 million of adjusted EBITDA if all existing Services locations did not have COVID-19-related impacts in the second quarter.

Adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted net income, adjusted net loss, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition and the Capstar® Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Product:

For the second quarter of 2021, Product segment net sales decreased 8.1% to $242.9 million, or an increase of 24.8% compared to the second quarter of 2019. The second quarter decrease in net sales year-over-year was due to the aforementioned $15.0 million shift in the timing of a seasonal flea and tick product sales to the first quarter of 2021 from the second quarter of 2021 and lower prescription drug sales as the Company lapped strong growth in the second quarter of 2020 associated with strong e-commerce sales due to the closure of veterinarian clinics during COVID-19.

Product adjusted EBITDA increased 15.1% to $48.2 million, representing an adjusted EBITDA margin increase of 400 basis points to 19.8% compared to the prior year period. Product segment net sales and adjusted EBITDA benefited from an increased sales mix of manufactured products, including the contribution from Capstar®, partially offset by lower prescription drug product sales due to lapping strong e-commerce partner growth in the prior year from evolving consumer shopping habits as a result of stay-at-home orders associated with COVID-19. This compares to Product segment sales and adjusted EBITDA of $264.3 million and $41.9 million, respectively, for the second quarter of 2020.

For the first six months of 2021 Product segment net sales of $472.9 million compared to $430.6 million for the prior year period, an increase of 9.8%, or an increase of 47.5% compared to the first six months of 2019. Product adjusted EBITDA increased 31.5% to $87.0 million, representing an adjusted EBITDA margin of 18.4%, an increase of 300 basis points.

Services:

For the second quarter of 2021, Services segment net revenues were $28.2 million, an increase of $25.5 million, compared to $2.7 million in the same period last year, or an increase of $2.1 million compared to the second quarter of 2019. Service segment net revenues increased 15.8% compared to the first quarter of 2021. The increase in Services segment net revenues was driven by the re-opening of wellness centers and mobile clinics as compared to the prior year period. This growth was partially offset by running fewer than expected community clinics as a result of labor shortages. Services segment adjusted EBITDA of $3.0 million compared to $1.1 million in the second quarter of 2020. Services segment adjusted EBITDA increased 42.9% compared to the first quarter of 2021. Management estimates that the Services segment would have contributed to the second quarter an additional $12.6 million of net revenue and $5.1 million of adjusted EBITDA if all existing Services locations did not have COVID-19-related impacts to the Company’s community clinics and delay in wellness center buildouts.

For the first six months of 2021 Services Segment net revenues of $52.5 million compared to $23.2 million for the prior year period, an increase of $29.3 million, or an increase of $4.1 million compared to the first six months of 2019. Services segment adjusted EBITDA of $5.1 million for the first six months of 2021 compared to $3.1 million for the prior year period. Management estimates that the Services segment would have contributed an additional $20.0 million of net revenue and $7.7 million of adjusted EBITDA if all existing Services locations did not have COVID-19-related impacts to the Company’s community clinics and delay in wellness center buildouts in the first six months of 2021.

Cash Flow and Balance Sheet

As of June 30, 2021, the Company had cash and cash equivalents of $27.2 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt, was $454.6 million as of June 30, 2021. The Company entered into new $425 million credit facilities, replacing existing facilities in April 2021. The credit facilities provide more favorable terms including a 125-basis point decrease in the Company’s annual interest rate on its term loan and greater financial flexibility to support future growth, representing total liquidity of $137.2 million as of June 30, 2021.

Working capital increased to $218.1 million as of June 30, 2021, primarily as a result of normal working capital increases in accounts receivable and inventory given the seasonality of the business.

Outlook

The Company continues to expect to open 130 to 170 new wellness centers in 2021. While the Company’s outlook remains suspended due to the uncertainty from potential COVID-19 related impacts to its business, it continues to maintain an internal budget of approximately $950 million in net sales and over $100 million in adjusted EBITDA for 2021, with the only significant variable to this plan being potential ongoing headwinds from COVID-19 affecting the Company’s Services segment results which year-to-date are estimated to be approximately $20.0 million in sales and $7.7 million in adjusted EBITDA. The Company is optimistic the Services segment will continue to generate significant improvements to its operations in the second half of 2021. As the impacts to the Company’s Services segment lessen and become more predictable, it will then be in a better position to provide formal annual guidance.

For the Products segment, the Company maintains its strong visibility to another year of solid sales growth and Adjusted EBITDA margin expansion. The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through August 18, 2021. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 13721933.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net income consists of net income (loss) adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, new clinic launch expense, non-same-store revenue, non-same-store costs, litigation costs, loss on debt extinguishment, and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for gross loss on veterinarian clinics and wellness centers that are not part of same store sales and COVID related costs. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted G&A consists of G&A adjusted for acquisition expense, stock compensation expense, non-same store G&A, integrations expense, clinic launch expense, COVID related costs, loss on debt extinguishment and related costs, and litigation expense.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted general and administrative expenses (Adjusted G&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.

Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

		As adjusted (Note1)
	June 30, 2021	December 31, 2020
Current assets
Cash and cash equivalents	$27,163	$33,456
Accounts receivable, net	159,800	102,755
Inventories	118,389	97,773
Other current assets	11,893	8,312
Total current assets	317,245	242,296
Property, plant and equipment, net	72,225	63,146
Operating lease right of use assets	20,231	20,122
Other non-current assets	2,181	1,870
Intangible assets, net	200,006	213,000
Goodwill	231,367	231,158
Total assets	$843,255	$771,592
Liabilities and equity
Current liabilities
Accounts payable	$61,653	$68,131
Accrued wages payable	10,045	10,540
Accrued interest payable	3,798	903
Other accrued expenses	9,105	8,815
Current portion of operating leases	5,431	4,915
Current portion of long-term debt and finance leases	9,143	7,763
Total current liabilities	99,175	101,067
Operating leases, less current installments	15,595	15,789
Long-term debt, less current installments	454,588	403,591
Finance leases, less current installments	2,555	3,338
Other non-current liabilities	1,718	1,397
Total non-current liabilities	474,456	424,115
Equity
Additional paid-in capital	358,506	319,642
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 28,909 and 25,711 shares issued and outstanding, respectively	29	26
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 425 and 3,040 shares issued and outstanding, respectively	—	3
Accumulated deficit	(92,499)	(98,558)
Accumulated other comprehensive loss	(126)	(686)
Total stockholders' equity	265,910	220,427
Non-controlling interest	3,714	25,983
Total equity	269,624	246,410
Total liabilities and equity	$843,255	$771,592

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

		(1)		(1)
	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Product sales	$242,857	$264,307	$472,891	$430,587
Services revenue	28,154	2,675	52,467	23,173
Total net sales	271,011	266,982	525,358	453,760
Cost of products sold	185,837	217,469	368,664	352,248
Cost of services	25,546	7,329	49,267	27,174
Total cost of sales	211,383	224,798	417,931	379,422
Gross profit	59,628	42,184	107,427	74,338
Operating expenses
General and administrative expenses	43,142	38,492	83,814	70,182
Operating income	16,486	3,692	23,613	4,156
Interest expense, net	(7,655)	(5,329)	(12,525)	(10,033)
Foreign currency (loss) income, net	9	52	(104)	125
Loss on debt extinguishment	(5,453)	—	(5,453)	—
Other income, net	442	324	759	689
Total other expense, net	(12,657)	(4,953)	(17,323)	(9,219)
Pretax net income (loss)	3,829	(1,261)	6,290	(5,063)
Income tax (expense) benefit	205	(188)	130	981
Net income (loss)	4,034	(1,449)	6,420	(4,082)
Net income (loss) attributable to non-controlling interest	8	27	361	(503)
Net income (loss) attributable to PetIQ, Inc.	$4,026	$(1,476)	$6,059	$(3,579)
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.14	$(0.06)	$0.22	$(0.15)
Diluted	$0.14	$(0.06)	$0.22	$(0.15)
Weighted Average shares of Class A common stock outstanding
Basic	28,491	24,425	27,444	24,077
Diluted	29,156	24,425	28,059	24,077

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

		(1)
	For the Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$6,420	$(4,082)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	20,405	11,159
Loss on debt extinguishment	5,454	—
Loss (gain) on disposition of property, plant, and equipment	167	(369)
Stock based compensation expense	4,561	4,402
Deferred tax adjustment	—	(982)
Other non-cash activity	176	65
Changes in assets and liabilities
Accounts receivable	(57,011)	(74,138)
Inventories	(20,580)	(31,627)
Other assets	(2,166)	(1,073)
Accounts payable	(6,632)	39,528
Accrued wages payable	(482)	1,847
Other accrued expenses	3,493	12,766
Net cash used in operating activities	(46,195)	(42,504)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	350	429
Purchase of property, plant, and equipment	(18,302)	(10,425)
Net cash used in investing activities	(17,952)	(9,996)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	143,750
Payment for Capped Call options	—	(14,821)
Proceeds from issuance of long-term debt	630,568	457,200
Principal payments on long-term debt	(576,843)	(438,874)
Payment of financing fees on Convertible Notes	—	(5,819)
Tax distributions to LLC Owners	(72)	(46)
Principal payments on finance lease obligations	(1,226)	(761)
Payment of deferred financing fees and debt discount	(6,360)	(275)
Tax withholding payments on Restricted Stock Units	(852)	(186)
Exercise of options to purchase class A common stock	12,588	2,171
Net cash provided by financing activities	57,803	142,339
Net change in cash and cash equivalents	(6,344)	89,839
Effect of exchange rate changes on cash and cash equivalents	51	(88)
Cash and cash equivalents, beginning of period	33,456	27,272
Cash and cash equivalents, end of period	$27,163	$117,023

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
$'s in 000's	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Services segment sales:
Same-store sales	$22,172	$1,722	$42,090	$45,145
Non same-store sales	5,982	953	10,377	3,235
Net services segment sales	28,154	2,675	52,467	48,380
Products segment sales	242,857	264,307	472,891	320,690
Total net sales	271,011	266,982	525,358	369,070

Adjusted EBITDA
Products	48,187	41,851	86,979	66,130
Services	3,028	1,112	5,124	3,101
Unallocated Corporate	(16,856)	(14,657)	(30,883)	(26,467)
Total Adjusted EBITDA	$34,359	$28,306	$61,220	$42,764

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Gross profit	$59,628	$42,184	$107,427	$74,338
Plus:
Non same-store gross loss(3)	3,981	2,082	7,944	5,523
COVID-19 related costs(6)	—	2,996	—	2,996
Adjusted gross profit	$63,609	$47,262	$115,371	$82,857
Adjusted gross margin	24.0%	17.8%	22.4%	18.4%

PetIQ, Inc.

Reconciliation between G&A and adjusted G&A

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
General and Administrative expenses	$43,142	$38,492	$83,814	$70,182
Less:

Acquisition costs(1)	86	146	92	732
Loss on extinguishment and related costs(2)	985	—	985	—
Stock based compensation expense	2,439	1,844	4,561	4,402
Non same-store general and administrative expenses(3)	530	663	1,511	1,340
Integration costs(4)	735	8,850	687	9,304
Clinic launch expenses(5)	576	603	1,280	1,279
Litigation expenses	320	384	563	433
COVID-19 related costs(6)	—	1,437	—	1,437
Adjusted G&A	$37,471	$24,565	$74,135	$51,255

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income (loss)	$4,034	$(1,449)	$6,420	$(4,082)
Plus:
Tax expense (benefit)	(205)	188	(130)	(981)
Depreciation	3,143	2,983	6,274	5,856
Amortization	4,627	2,250	13,055	4,492
Interest	7,655	5,329	12,525	10,033
EBITDA	$19,254	$9,301	$38,144	$15,318
Acquisition costs(1)	86	146	92	732
Loss on extinguishment and related costs(2)	6,438	—	6,438	—
Stock based compensation expense	2,439	1,844	4,561	4,402
Non same-store revenue(3)	(5,982)	(953)	(10,377)	(3,235)
Non same-store costs(3)	10,493	3,698	19,832	10,098
Integration costs(4)	735	8,850	687	9,304
Clinic launch expenses(5)	576	603	1,280	1,279
Litigation expenses	320	384	563	433
COVID-19 related costs(6)	—	4,433	—	4,433
Adjusted EBITDA	$34,359	$28,306	$61,220	$42,764
Adjusted EBITDA Margin	12.7%	10.6%	11.9%	11.7%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Reconciliation between net income (loss) and adjusted net (loss) income

(Unaudited, in 000’s)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income (loss)	$4,034	$(1,449)	$6,420	$(4,082)
Plus:
Tax expense (benefit)	(205)	188	(130)	(981)
Acquisition costs(1)	86	146	92	732
Loss on extinguishment and related costs(2)	6,438	—	6,438	—
Stock based compensation expense	2,439	1,844	4,561	4,402
Non same-store revenue(3)	(5,982)	(953)	(10,377)	(3,235)
Non same-store costs(3)	10,493	3,698	19,832	10,098
Integration costs(4)	735	8,850	687	9,304
Clinic launch expenses(5)	576	603	1,280	1,279
Litigation expenses	320	384	563	433
COVID-19 related costs(6)	—	4,433	—	4,433
Adjusted Net income	$18,934	$17,744	$29,366	$22,383

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.